Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 12, 2006
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION FIRST QUARTER 2006
NET INCOME UP 6%, NEW RECORD FOR OPERATING EARNINGS
BILOXI, MS (April 12, 2006)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income for the quarter ended March 31, 2006, totaled $2,533,000, a 6% increase over the same period a year ago and a record for operating earnings in a single quarter, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Earnings per share for the quarter increased 7% to $.46 per average weighted share, compared to $.43 per share in the first quarter of 2005.
Earnings per share figures are based on weighted average shares outstanding of 5,548,609 and 5,552,801 at March 31, 2006 and March 31, 2005, respectively.
“As we celebrate the 110th anniversary of our founding, our earnings, loans, deposits and assets are reaching new heights,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank. “Much of the large jump in deposits is due to the huge infusion of cash from insurance settlements and relief funds pouring into the Mississippi Gulf Coast economy. However, we’re encouraged that our loan volume continues to grow, indicating that our local residents and businesses are rebuilding rapidly and in some cases expanding,” added Swetman.
Loan volume for the latest quarter reached $354.7 million, a 10% increase over the same period in 2005.

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Peoples Financial Corporation reports first quarter 2006 results—page 2
“Despite the current environment of increasing interest rates, our net interest margins remain stable, as much of our loan portfolio is established on variable rates and able to reprice faster than our deposits,” said Swetman.
Founded in 1896, with $890 million in assets as of March 31, 2006, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1) (2)	2006	2005	Change

Quarter Ended March 31,

Net Income	$2,533	$2,392	6%

Net Income Per Share	.46	.43	7%

Financial Condition

March 31,	2006	2005	Change

Total Assets	$899,821	$645,636	40%

Loans — Net of Unearned Discounts	354,707	323,074	10%

Investment Securities	416,023	227,060	83%

Total Deposits	637,959	426,777	50%

Shareholders’ Equity	89,803	86,691	4%

Book Value Per Share	16.19	15.61	4%

Selected Ratios

Return on average shareholders’ equity	8.85%	11.12%

Return on average total assets	1.15%	1.55%

Primary capital to average assets	11.41%	15.01%

Allowance for loan losses as a % of loans, net of unearned discount	3.09%	1.81%

(1)	Based on weighted average shares outstanding of 5,548,609 and 5,552,801 at March 31, 2006 and 2005, respectively.

(2)	Net income for 2005 includes extraordinary income of $459,000, net of taxes.